Exhibit 99.1

FOR IMMEDIATE RELEASE

Alphatec Spine Reports Fourth Quarter and Full Year 2017 Financial Results

CARLSBAD, Calif., March 8, 2018 – Alphatec Holdings, Inc. (“Alphatec” or the “Company”) (Nasdaq: ATEC), a provider of innovative spine surgery solutions with a mission to improve patient lives through the relentless pursuit of superior outcomes, today announced financial results for fourth quarter and full year ended December 31, 2017, and provided guidance for 2018.

2017 Financial Highlights

	Quarter Ended December 31, 2017	Year Ended December 31, 2017
Total revenue	$ 26.3 million	$101.7 million
U.S. commercial revenue	$ 20.9 million	$ 86.9 million
U.S. gross margin	69.9%	69.8%
Operating expenses	$ 18.9 million	$ 71.3 million
Non-GAAP operating expenses	$ 16.3 million	$ 66.0 million
Loss from operations	$(3.6) million	$ (9.0) million
Non-GAAP Adjusted EBITDA	$ 1.0 million	$ 3.8 million
Cash burn	Less than $0.1 million	$ 21.5 million

“We closed 2017 with solid momentum, and on excellent footing to continue to drive ATEC’s advancement into an innovative, growth organization,” said Terry Rich, President and Chief Operating Officer. “Throughout the year, we demonstrated great progress with the transition of our sales channel and aggressively managed expenses and cash. We have an exceptionally strong understanding of what it will take to achieve our vision and the strongest team in spine to accomplish it.”

Comparison of Financial Results for the Fourth Quarter 2017 to Third Quarter 2017

Following is a table, comparing key fourth quarter 2017 results to third quarter 2017 results. At this time, the Company believes that sequential results are the best indicators of performance. These are the comparisons management uses in its own evaluation of continuing operating performance given the re-focus of the Company’s strategy under a new leadership team.

	Three Months Ended		Change
	December 31, 2017	September 30, 2017	$000’s	%
	(unaudited)
U.S. commercial revenue	$20,949	$20,662	$287	1.4%
U.S gross profit	14,639	14,280	359	2.5%
U.S. gross margin	69.9%	69.1%
Operating Expenses
Research and development	$1,437	$1,044	$393	37.6%
Sales and marketing	9,742	10,015	(273)	(2.8%)
General and administrative	7,243	4,403	2,840	64.5%
Amortization of intangible assets	172	172	—
Restructuring expenses	308	139	169	121.6%
Gain on sale of assets	—	—	—

Total operating expenses	$18,902	$15,773	$3,129	19.8%
Operating loss	$(3,608)	$(1,261)	$(2,347)	(186.1%)
Gain on change in warrant fair value	$12,044	$—	$12,044	NM
Gain (loss) from continuing operations	$6,589	$(3,076)	$9,665	314.2%
Non-GAAP Adjusted EBITDA	$958	$1,126	$(168)	(14.9%)

U.S. commercial revenue for the fourth quarter of 2017 was $20.9 million, up $0.2 million compared to $20.7 million in the third quarter of 2017. While U.S. commercial revenue was essentially flat on a sequential basis, the percentage of revenue generated by dedicated agents and distributors increased to 40% up from approximately 30% in the third quarter of 2017. Revenue growth generated by the dedicated sales channel has begun to offset the revenue impacts associated with transitioning or discontinuing non-strategic distributor relationships.

U.S. gross profit and gross margin for the fourth quarter of 2017 were $14.6 million and 69.9%, respectively, compared to $14.3 million and 69.1%, respectively, for the third quarter of 2017. U.S. gross margin has stabilized as the Company continues to optimize its supply chain.

Total operating expenses for the fourth quarter of 2017 were $18.9 million, reflecting an increase of $3.1 million compared to $15.8 million in the third quarter of 2017. On a non-GAAP basis, excluding restructuring charges and stock-based compensation, total operating expenses in the fourth quarter increased from $15.2 million to $16.3 million, reflecting increased investments in product development and leadership.

GAAP loss from continuing operations for the fourth quarter of 2017 was $3.6 million, compared to a loss of $1.3 million for the third quarter of 2017, of which $1.9 million of the additional loss was attributed to an increase in non-cash, stock-based compensation.

Non-GAAP Adjusted EBITDA in the fourth quarter of 2017 was $1.0 million, compared to $1.1 million in the third quarter of 2017. For more detailed information, please refer to the table, “Alphatec Holdings, Inc. Reconciliation of Non-GAAP Financial Measures,” that follows.

Gain on change in fair value of warrants in the fourth quarter of 2017 was $12.0 million, representing the change in fair value of certain warrants to purchase common stock that were temporarily classified as a liability on the consolidated balance sheet, and subsequently reclassified as stockholders’ equity, in accordance with authoritative accounting guidance.

Current and long-term debt includes $32.4 million in term debt and $10.3 million outstanding under the Company’s revolving credit facility at December 31, 2017. This compares to $33.0 million in term debt and $9.2 million outstanding under the Company’s revolving credit facility at September 30, 2017.

Cash and cash equivalents were $22.5 million at December 31, 2017, compared to $15.4 million reported at September 30, 2017. During the fourth quarter of 2017, the Company received additional equity investments of $3.7 million and generated cash proceeds of $3.3 million from the exercise of warrants.

Comparison of Financial Results for the Twelve Months Ended December 31, 2017 and 2016

Revenue decreased on a year-over-year basis as a result of the Company’s execution of its sales organization transition and the impact of lost revenue related to the financial and operational challenges the Company faced in 2016 prior to the sale of its international business. The year-over-year improvement in operating expenses is the result of a comprehensive initiative to reduce costs and drive operational efficiencies. For additional information, please reference the following financial statement tables and the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on or about March 9, 2018.

2018 Financial Outlook

Alphatec expects total revenue in 2018 to approximate $95.0 million, an increase in the U.S. commercial revenue run rate reported for the second half of 2017.

Rich continued, “As the transition of our distribution channel progresses, top-line visibility will continue to be somewhat limited as we discontinue non-strategic relationships and navigate the contracting process to execute each transition. However, I am proud to say that we are beginning to see our efforts reach fruition. As 2018 progresses, we expect that sales from the dedicated portion of our channel will continue to offset the negative revenue impacts associated with transitioning or discontinuing non-strategic distributor relationships.”

Investor Conference Call

Alphatec will hold a conference today at 1:30 p.m. PT / 4:30 p.m. ET to discuss the results. The dial-in numbers are (877) 556-5251 for domestic callers and (720) 545-0036 for international callers. The conference ID number is 7887979. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.atecspine.com.

About Alphatec Holdings, Inc.

Alphatec Holdings, Inc., through its wholly owned subsidiary Alphatec Spine, Inc., is a medical device company that designs, develops, and markets spinal fusion technology products and solutions for the treatment of spinal disorders associated with disease and degeneration, congenital deformities, and trauma. The Company’s mission is to improve lives by providing innovative spine surgery solutions through the relentless pursuit of superior outcomes. The Company markets its products in the U.S. via independent sales agents and a direct sales force.

Additional information can be found at www. atecspine.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. Forward-looking statements include the references to the Company’s strategy in significantly repositioning the Alphatec brand and turning the Company into a growth organization. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: the uncertainty of success in developing new products or products currently in the Company’s pipeline; the uncertainties in the Company’s ability to execute upon its strategic operating plan; the uncertainties regarding the ability to successfully license or acquire new products, and the commercial success of such products; failure to achieve acceptance of the Company’s products by the surgeon community, including Battalion and Arsenal Deformity; failure to obtain FDA or other regulatory clearance or approval for new products, or unexpected or prolonged delays in the process; continuation of favorable third party reimbursement for procedures performed using the Company’s products; unanticipated expenses or liabilities or other adverse events affecting cash flow or the Company’s ability to successfully control its costs or achieve profitability; uncertainty of additional funding; the Company’s ability to compete with other competing products and with emerging new technologies; product liability exposure; an unsuccessful outcome in any litigation in which the Company is a defendant; patent infringement claims; claims related to the Company’s intellectual property and the Company’s ability to meet its financial obligations under its credit agreements and the Orthotec settlement agreement. The words “believe,” “will,”

“should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. A further list and description of these and other factors, risks and uncertainties can be found in the Company’s most recent annual report, and any subsequent quarterly and current reports, filed with the Securities and Exchange Commission. Alphatec disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Investor/Media Contact:

Lee Roth / Emma Poalillo

The Ruth Group

(646) 536-7000

alphatec@theruthgroup.com

Company Contact:

Jeff Black

Executive Vice President and Chief Financial Officer

Alphatec Holdings, Inc.

ir@atecspine.com

ALPHATEC HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts )

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenues	$26,283	$27,090	$101,739	$120,248
Cost of revenues	10,989	12,463	39,406	44,114

Gross profit	15,294	14,627	62,333	76,134
Operating expenses:
Research and development	1,437	2,449	4,920	9,248
Sales and marketing	9,742	11,464	41,158	50,962
General and administrative	7,243	6,923	23,220	26,339
Amortization of intangible assets	172	341	688	934
Restructuring expenses	308	514	2,206	2,292
Goodwill and intangible asset impairment	—		—	1,736
Gain on sale of assets	—	—	(856)	—

Total operating expenses	18,902	21,691	71,336	91,511

Operating loss	(3,608)	(7,064)	(9,003)	(15,377)
Other income (expense)
Interest and other expense, net	(1,938)	7,476	(7,615)	(5,393)
Loss on debt extinguishment	—	(9,478)	—	(9,478)
Gain on change in fair value of warrants	12,044	(687)	12,044	(687)

Total other income (expense), net	10,106	(2,689)	4,429	(15,558)

Loss from continuing operations before taxes	6,498	(9,753)	(4,574)	(30,935)
Income tax provision	(91)	328	(34)	(4,634)

Gain (loss) from continuing operations	6,589	(10,081)	(4,540)	(26,301)
Gain (loss) from discontinued operations	2,466	5,727	2,246	(3,624)

Net loss	$9,055	$(4,354)	$(2,294)	$(29,925)

Net loss per share continuing operations	$0.39	$(1.18)	$(0.36)	$(3.06)
Net loss per share discontinued operations	0.14	0.67	0.18	(0.42)
Net loss per share - basic and diluted	$0.53	$(0.51)	$(0.18)	$(3.49)
Weighted-average shares - basic and diluted	17,062	8,560	12,788	8,582

Stock-based compensation included in:
Cost of revenue	28	20	40	36
Research and development	150	375	207	438
Sales and marketing	245	140	480	258
General and administrative	2,188	142	3,255	984

	$2,611	$677	$3,982	$1,626

ALPHATEC HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$22,466	$19,593
Accounts receivable, net	14,822	18,512
Inventories, net	27,292	30,093
Prepaid expenses and other current assets	1,767	4,262
Current assets of discontinued operations	131	364

Total current assets	66,478	72,824
Property and equipment, net	12,670	15,076
Intangibles, net	5,248	5,711
Other assets	208	516
Noncurrent assets of discontinued operations	56	61

Total assets	$84,660	$94,188

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$3,878	$8,701
Accrued expenses	22,246	27,589
Current portion of long-term debt	3,306	3,113
Current liabilities of discontinued operations	312	732

Total current liabilities	29,742	40,135
Total long term liabilities	57,973	71,954
Redeemable preferred stock	23,603	23,603
Stockholders’ deficit	(26,658)	(41,504)
Non-controlling interest		0

Total liabilities and stockholders’ deficit	$84,660	$94,188

ALPHATEC HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands - unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2017	2016	2017	2016
Operating loss, as reported	$(1,261)	$(3,608)	$(7,064)	$(9,003)	$(15,377)
Add back:
Depreciation	1,564	1,711	1,735	6,545	7,387
Amortization of intangible assets	234	234	693	936	1,608

Total EBITDA	537	(1,663)	(4,636)	(1,522)	(6,382)
Add back significant items:
Stock-based compensation	450	2,313	1,931	3,982	3,441
Restructuring and other charges	139	308	514	2,206	2,292
Goodwill and intangible asset impairment	—	—	—	—	1,736
Gain on sale of assets	—	—	—	(856)	—

Adjusted EBITDA	$1,126	$958	$(2,191)	$3,810	$1,087

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2017	2016	2017	2016
Operating expenses, as reported	$15,773	$18,902	$21,691	$71,336	$91,511
Less:
Stock-based compensation	(450)	(2,313)	(1,931)	(3,982)	(3,441)
Restructuring and other charges	(139)	(308)	(514)	(2,206)	(2,292)
Goodwill and intangible asset impairment	—	—	—	—	(1,736)
Gain on sale of assets	—	—	—	856	—

Non-GAAP operating expenses	$15,184	$16,281	$19,246	$66,004	$84,042

ALPHATEC HOLDINGS, INC.

RECONCILIATION OF GEOGRAPHIC SEGMENT REVENUES AND GROSS PROFIT

(in thousands, except percentages - unaudited)

	Three Months Ended	Three Months Ended		Twelve Months Ended
	September 30,	December 31,		December 31,
	2017	2017	2016	2017	2016
Revenues by source
U.S. commercial revenue	$20,662	$20,949	$24,473	$86,925	$106,918
Other	2,437	5,334	2,617	14,814	13,330

Total revenues	$23,099	$26,283	$27,090	$101,739	$120,248

Gross profit by source
U.S.	$14,280	$14,639	$15,002	$60,709	$71,432
Other	232	655	(375)	1,624	4,702

Total gross profit	$14,512	$15,294	$14,627	$62,333	$76,134

Gross profit margin by source
U.S.	69.1%	69.9%	61.3%	69.8%	66.8%
Other	9.5%	12.3%	(14.3%)	11.0%	35.3%
Total gross profit margin	62.8%	58.2%	54.0%	61.3%	63.3%